UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 24, 2026

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware		1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue,
New York,	New York		10017
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	JPM	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 5.75% Non-Cumulative Preferred Stock, Series DD	JPM PR D	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 6.00% Non-Cumulative Preferred Stock, Series EE	JPM PR C	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.75% Non-Cumulative Preferred Stock, Series GG	JPM PR J	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.55% Non-Cumulative Preferred Stock, Series JJ	JPM PR K	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.625% Non-Cumulative Preferred Stock, Series LL	JPM PR L	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.20% Non-Cumulative Preferred Stock, Series MM	JPM PR M	The New York Stock Exchange
Guarantee of Callable Fixed Rate Notes due June 10, 2032 of JPMorgan Chase Financial Company LLC	JPM/32	The New York Stock Exchange
Guarantee of Alerian MLP Index ETNs due January 28, 2044 of JPMorgan Chase Financial Company LLC	AMJB	NYSE Arca, Inc.
Guarantee of Inverse VIX Short-Term Futures ETNs due March 22, 2045 of JPMorgan Chase Financial Company LLC	VYLD	NYSE Arca, Inc.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2026, JPMorgan Chase & Co. ("JPMorganChase" or the “Firm”) announced that Doug Petno, 61, and Troy Rohrbaugh, 56, Co-CEOs of the Commercial & Investment Bank ("CIB"), have been elected Co-Presidents of the Firm, effective immediately.1 In addition to their new roles, Mr. Petno will become sole CEO of the CIB, and Mr. Rohrbaugh will become CEO of Consumer & Community Banking ("CCB").

The promotions of Messrs. Petno and Rohrbaugh to Co-Presidents and sole CEOs of the Firm’s two largest businesses are part of the Board’s ongoing succession planning designed to ensure continued exceptional leadership at the highest levels of the company.

Marianne Lake, current CEO of CCB, has decided to retire from the Firm after more than 25 years of outstanding leadership and service. Ms. Lake will work with Mr. Rohrbaugh and other senior executives over the coming weeks to help guide a smooth transition.

In addition, the independent members of the Compensation & Management Development Committee (“CMDC”) approved one-time Retention and Continuity equity based awards (the “Awards”) on June 24, 2026 to the following Operating Committee members: Doug Petno, Co-President and CEO of the Commercial & Investment Bank, and Troy Rohrbaugh, Co-President and CEO of Consumer & Community Banking, in the amount of $30 million each; Mary Erdoes, CEO of Asset & Wealth Management, and Jennifer Piepszak, Chief Operating Officer, in the amount of $20 million each.2

The CMDC determined that the targeted Retention and Continuity Awards are designed to preserve top qualified internal succession candidates, maintain key Operating Committee continuity through any leadership transition, and are in the long-term interests of shareholders.

The Awards are equity-based in the form of Restricted Stock Units (“RSUs”) that are designed to incentivize leadership continuity. The terms of the Awards are distinct from, and are generally more restrictive than, the terms of annual equity grants regularly awarded by the Firm to Operating Committee members. The Awards 100% cliff-vest after three years and are subject to an additional Vesting Performance Condition that requires the Firm to achieve a three-year average return on tangible common equity3 (“ROTCE”) of 12% for calendar years 2026, 2027 and 2028. Net shares are subject to a two-year hold and are also subject to the Firm’s stock ownership guideline and retention requirements applicable to the Firm’s Operating Committee members. Vesting is subject to continuous employment with the Firm, with certain limited exceptions, but does not allow for vesting for retirement, job elimination or government service.

Equity incentives are subject to the JPMorgan Chase Bonus Recoupment Policy which applies in the event of a material restatement of the Firm's financial results. In addition, all equity awards granted contain recapture provisions that enable the Firm to cancel outstanding awards and/or recover the value of certain stock distributed under the award in specified circumstances. In addition to recapture provisions, portions of equity awards awarded are also subject to additional Protection-based Vesting provisions under which awards may be cancelled as determined by the CMDC.

A copy of the press release related to this announcement is attached hereto as Exhibit 99.1.

1 For biographical information, refer to Item 10 of the Form 10-K for the fiscal year ended December 31, 2025.
2 The amount of the Awards reflects the grant date fair market value. The aggregate number of RSUs granted to each executive was determined by dividing the Award grant date fair market value by the average of the high and the low prices of JPMorganChase common stock on the grant date.
3 ROTCE is a non-GAAP financial measure. Refer to pages 15-16 of the Form 10-Q for the first quarter of 2026 for additional information on this measure.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibit

Exhibit No.	Description of Exhibit

99.1	JPMorgan Chase & Co. Press Release dated June 25, 2026
101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Reid R. Broda
Reid R. Broda
Corporate Secretary

Dated:	June 25, 2026
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